As filed with the Securities and Exchange Commission on August 25, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORAGENICS, INC.

(Exact name of registrant as specified in its charter)

Florida	2836	59-3410522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Alan Joslyn

Chief Executive Officer and President

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, Florida 33634

(813) 286-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark A. Catchur, Esq.

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, Florida 33602

Telephone: (813) 229-7600

Facsimile: (813) 229-1660

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	—	—	—	—
Warrants	—	—	—	—
Units	—	—	—	—
Total			$30,000,000	$3,021

(1)	There are being registered hereunder such indeterminate number of shares of common stock and such indeterminate number of warrants to purchase common stock, shall have an aggregate initial offering price not to exceed $30,000,000. Any securities registered hereunder may be sold separately or in combination with any of the other securities registered hereunder. The proposed maximum offering price will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock, upon exercise of warrants or pursuant to antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder includes such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended. Pursuant to General Instruction I.B.6. of Form S-3, if the aggregate market value of the registrant’s outstanding voting and non-voting common equity held by non-affiliates of the registrant does not equal or exceed $75,000,000 subsequent to the effective date of this registration statement, then the aggregate offering price of all types of securities that the registrant may issue in primary offerings pursuant to this registration statement in any 12-month period may not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant at such time. In the event that subsequent to the effective date of this registration statement, the aggregate market value of the registrant’s outstanding common stock held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made in primary offerings pursuant to this registration statement.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended at the statutory rate of $100.70 per million of the maximum aggregate offering price in effect at the time of filing. Pursuant to Rule 457(p) under the Securities Act of 1933, $430 of this amount is being paid with the filing of this Registration Statement; the balance is paid by offset of $2,591 of the filing fee paid with the registration statement on Form S-3 (No. 333-190609) filed by Oragenics, Inc. on August 14, 2013, associated with the $19,000,000 of unsold securities registered on that registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 25, 2016

PROSPECTUS

$30,000,000

Common Stock

Warrants

Units

From time to time, we may offer, issue and sell up to $30,000,000 of any combination of the securities described in this prospectus. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable antidilution provisions. This prospectus provides you with a general description of the securities.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on the NYSE MKT under the symbol “OGEN.” The last reported sale price of our common stock on August 22, 2016 was $0.87 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NYSE MKT or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

As of August 22, 2016, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $12,764,802, which was calculated based on 14,672,187 shares of our outstanding common stock held by non-affiliates and on a price of $0.87 per share, the last reported sale price for our common stock on August 22, 2016. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding one-third of our public float in any 12-month period unless our public float subsequently rises to $75.0 million or more. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration statement, we may, from time to time, sell any combination of the securities referred to herein in one or more offerings for total gross proceeds of up to $30,000,000. This prospectus provides you with a general description of the securities we may offer.

Until such time, if ever, as we are eligible to use General Instruction I.B.1. of Form S-3, pursuant to General Instruction I.B.6. of Form S-3, we are permitted to use the registration statement of which this prospectus forms a part to sell, via a primary offering, a maximum amount of securities equal to one-third of the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates of our company in any twelve month period.

Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offered securities. We also may authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus, together with applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to these offerings. We also may add, update or change, in the prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you, any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the section entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus, before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any other person to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should assume that the information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus or any sale of a security. Our business, financial condition, results of operations and prospectus may have changed since those dates.

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

PROSPECTUS SUMMARY

The items in the following summary are described in more detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the entire prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the “Risk Factors” section and other documents or information included or incorporated by reference in this prospectus before making any investment decision.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Oragenics” the “Company,” “we,” “our” and “us” or similar references mean Oragenics, Inc. When we refer to “you,” we mean the holders of the applicable securities.

Overview

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis.

Our Antibiotic Product Candidate

Members of our scientific team discovered that a certain bacterial strain produces MU1140, a molecule belonging to the novel class of antibiotics known as lantibiotics. Lantibiotics, such as MU1140, are highly modified peptide antibiotics made by a small group of Gram positive bacterial species. Approximately 60 lantibiotics have been discovered. We believe lantibiotics are generally recognized by the scientific community to be potent antibiotic agents.

In nonclinical testing, MU1140 has shown activity against all Gram positive bacteria against which it has been tested, including those responsible for a number of healthcare associated infections, or HAIs. A high percentage of hospital-acquired infections are caused by highly resistant bacteria such as methicillin-resistant Staphylococcus aureus (MRSA) or multidrug-resistant Gram-negative bacteria. We believe the need for novel antibiotics is increasing as a result of the growing resistance of target pathogens to existing FDA approved antibiotics on the market.

Lantibiotics have been difficult to investigate for their clinical usefulness as a therapeutic agent in the treatment of infectious diseases due to a general inability to produce or synthesize sufficient quantities of pure amounts of these molecules. Traditional fermentation methods can only produce minute amounts of the lantibiotic.

In June 2012, we entered into the Lantibiotic Exclusive Channel Collaboration agreement (“Lantibiotic ECC”) with Intrexon Corporation (“Intrexon”) for the development and commercialization of the native strain of MU1140 and related homologs using Intrexon’s advanced transgene and cell engineering platforms. Through our work with Intrexon, we have been able to produce a significant increase in the fermentation titer of MU1140 compared to standard fermentation methods and have discovered a new purification process for MU1140. Our work with Intrexon has generated a substantial number of homologs of MU1140, and we are continuing our research and development and collaboration efforts with Intrexon to develop potential derivatives of the MU1140 molecule using genetically modified bacteria.

In our pre-clinical studies to support a potential Investigational New Drug (“IND”) filing with the FDA, we tested a total of six homologs of MU1140 for certain compound characteristics, including but not limited to: drug activity (based on minimum inhibitory concentration or “MIC”) equal or better than “standard of care” drugs against certain drug-resistant bacteria, safety, toxicity, stability, and manufacturability. The study specifically evaluated homolog efficacy in relation to survival, measurable amounts of Clostridium difficile (C. diff) colony forming units, and toxin levels. Three homologs demonstrated promising results with one compound, achieving a 100% survival rate throughout the entire study in contrast to an approximately 30% survival rate for the vancomycin positive control. We selected this compound as our initial lead candidate, OG253, and had a pre IND meeting with the FDA in November of 2015. Since that time we continued our pre-clinical research and development activities on OG253. We also continued our ongoing research and development activities with Intrexon focused on the identification of active lantibiotic homologs with favorable efficacy, safety and drug delivery profiles that can be moved forward in a timely, cost efficient and expeditious manner, which we refer to as second generation homologs. From a group of second generation lantibiotic homologs, we identified a new candidate for treatment of C. diff, OG716, which was orally active and exhibited positive results in an animal model. This new lantibiotic candidate showed promising efficacy in reducing clinically relevant C. diff infections as measured by increased animal survival and decreased relapse as well as reduced production of C. diff spores when compared to a vancomycin positive control. As a result of our work on this second generation homolog, we plan to begin IND enabling studies on OG716 (instead of our prior candidate, OG253) toward the goal of an initial IND filing by the end of 2017.

Future work with Intrexon is expected to include evaluation of a large lantibiotic library against a variety of infections including those related to methicillin resistant staphylococcus aureus (MRSA) and vancomycin-resistant enterococci (VRE). The timing of the filing of an IND as well as future work on other second generation homologs, are subject to our having sufficient available capital given all of our anticipated needs and expected requirements in connection with our ongoing research and development initiatives.

Our Oral Mucositis Product Candidate

In June of 2015, we entered into a worldwide Exclusive Channel Collaboration Agreement (“Oral Mucositis ECC”) with Intrexon and Intrexon Actobiotics NV, a wholly-owned subsidiary of Intrexon, pursuant to which we obtained certain exclusive rights to AG013 as a potential treatment of oral mucositis, or OM, which we intend to continue to develop.

In a Phase 1b clinical trial in 25 cancer patients with OM, AG013 was safe and well tolerated. Data published in the journal Cancer showed a 35% reduction of the duration of ulcerative OM in the AG013-treated patients versus the placebo-treated patients. Furthermore, close to 30% of the patients treated with AG013 were full responders while all placebo-treated patients developed ulcerative OM. Additionally, in a Phase 1 pharmacokinetic (PK) study in 10 healthy volunteers, AG013 bacteria adhered to the buccal mucosa and actively secrete protein locally, resulting in homogeneous exposure of the entire mucosal surface up to 24 hours after administration of the rinse. During the first quarter of 2016, we conducted a confirmatory animal study on AG013. We will use the results from that confirmatory study as we move towards a meeting with the Food and Drug Administration with the goal of launching a Phase 2 trial on AG013 for the treatment of oral mucositis in head and neck cancer patients. AG013 has been granted Orphan Drug status in the European Union and we believe it may be eligible for Biologic License Application exclusivity as well as Fast Track designation with the United States Food and Drug Administration (the “FDA”).

We are currently in discussions with the FDA to determine what additional information would be required prior to the initiation of a Phase 2 clinical trial.

Recent Developments

Completed Private Placement. On June 30, 2016, the Company closed on a private placement of 9,045,679 shares of its common stock to three accredited investors. The investors in the private placement included current Company shareholders, Koski Family Limited Partnership and Intrexon Corporation, as well as the Company’s Chairman, Dr. Frederick Telling. Approximately $4.667 million was raised of which $2,000,000 is payable by the Koski Family Limited Partnership on or before September 30, 2016. The private placement was approved by the Company’s audit committee and disinterested directors.

Completed Sale of Consumer Probiotic Business. On June 27, 2016, the Company completed the sale of its consumer probiotics business to ProBiora Health, LLC, (“ProBiora Health”) an entity owned by Ms. Christine L. Koski, a director at the time of the transaction. The purchase price was $1,700,000 in cash of which $1,250,000 was paid at closing and $450,000 was payable on or before July 31, 2016. The note accrued interest at the rate of 1% per annum and was paid in full on July 29, 2016. In connection with the sale ProBiora Health assumed certain liabilities. ProBiora Health is obligated to pay the Company contingent consideration annually over a 10 year period based on a percentage of sales of products using the Purchased Assets, with a maximum obligation to the Company of $2,000,000.

The transaction was approved by a special committee of the Company’s board of directors consisting solely of disinterested directors and Griffin Securities rendered a fairness opinion in connection with the transaction. Ms. Koski, a director since 2009, and a significant shareholder of the Company through the Koski Family Limited Partnership, resigned as a director of the Company upon completion of the sale.

Retained Chief Executive Officer. On June 6, 2016, Alan Joslyn became the Company’s new President and Chief Executive Officer, as well as serving on the Company’s Board of Directors.

Received NYSE Listing Notification and Subsequently Obtained Approval of Plan to Regain Compliance. On May 10, 2016, we received notification from the NYSE MKT LLC that we are not in compliance with certain NYSE MKT continued listing standards relating to stockholders’ equity as of December 31, 2015. Specifically, we are not in compliance with Section 1003(a)(iii) (requiring stockholders’ equity of $6.0 million or more if we reported losses from continuing operations and/or net losses in our five most recent fiscal years). As of December 31, 2015, we had stockholders’ equity of $4.7 million. The Company was again notified on June 21, 2016 of non-compliance with the stockholders’ equity continued listing standard as set forth in Section 1003(a)(ii). We were required to submit a plan to the NYSE MKT by June 10, 2016 advising of actions we planned to take to regain compliance with the continued listing standards by November 10, 2017.

We submitted a plan by the June 10, 2016 deadline and were notified that NYSE Regulation has accepted the Company’s plan to regain compliance with the NYSE MKT exchange’s continued listing standards set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE MKT Company Guide (the “Company Guide”) by November 10, 2017, subject to periodic review by the NYSE MKT for compliance with the initiatives set forth in the plan. If the Company is not in compliance with the continued listing standards by November 10, 2017, or if it does not make progress consistent with the plan during the plan period, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

On July 14, 2016, we were notified that NYSE Regulation had accepted our plan to regain compliance with the exchange’s continued listing standards set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE MKT Company Guide (the “Company Guide”) by November 10, 2017, subject to periodic review by the NYSE MKT for compliance with the initiatives set forth in the plan. If we are not in compliance with the continued listing standards by November 10, 2017, or if we do not make progress consistent with the plan during the plan period, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

The NYSE MKT notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE MKT exchange under the symbol “OGEN.BC” subject to periodic review by the NYSE MKT. The listing of the Company’s common stock on the NYSE MKT is being continued pursuant to an extension during the plan period.

Other Technologies.

We out-licensed our weight loss product candidate in December 2013 to, LPThera LLC and LPThera LLC continues to work to develop a product for commercial use.

Corporate and Other Information

We were incorporated in November 1996 and commenced operations in 1999. We consummated our initial public offering in June 2003. We have devoted substantially all of our available resources to the commercialization of our products as well as our discovery efforts comprising research and development, clinical trials for our product candidates, protection of our intellectual property and the general and administrative support of these operations. We have generated limited revenues from grants and product sales through June 30, 2016, and have principally funded our operations through the sale of debt and equity securities, including the exercise of warrants issued in connection with these financing transactions.

As of June 30, 2016, we had an accumulated deficit of $90,031,468 and we have yet to achieve profitability. We incurred net losses of $2,375,500 and $7,628,248 for the six months ended June 30, 2016 and 2015, respectively, and $11,711,333 and $5,789,519 for the years ended December 31, 2015 and 2014, respectively. We expect to incur significant and increasing operating losses for the foreseeable future as we seek to advance our product candidates through preclinical testing and clinical trials to ultimately obtain regulatory approval and eventual commercialization. We will need to raise additional capital. Adequate additional funding may not be available to us on acceptable terms, or at all. We expect that research and development expenses will increase along with general and administrative costs, as we seek to grow and continue to operate our business. There can be no assurance that additional capital will be available to us on acceptable terms, if at all.

Our executive office is located at, 4902 Eisenhower Boulevard, Suite 125 Tampa, Florida, 33634 and our research facilities are located at 13700 Progress Boulevard, Alachua, Florida 32615. Our telephone number is (813) 286-7900 and our website is http://www.oragenics.com. Information on, or that can be accessed through, our website is not part of this prospectus and should not be relied on in connection with this offering.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

THE OFFERING

We may offer shares of our common stock, warrant shares of our common stock to purchase, either individually or in combination, and/or units consisting of some or all of such securities for total gross proceeds of up to $30.0 million, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities being offered.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about our current views with respect to our business strategy, business plan and research and development activities, our future financial results and other future events.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend” or “certain” or the negative of these terms and similar expressions intended to identify forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and from our most recent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, any applicable supplement to this prospectus and any related free writing prospectus, together with the information incorporated herein by reference as described under the section entitled “Where You Can Find Additional Information,” and “Information Incorporated by Reference” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

We caution investors that any forward-looking statements presented in this prospectus or the documents incorporated by reference, or those which we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. Such statements are based on assumptions and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

•	we have incurred significant operating losses since our inception and cannot assure you that we will increase revenues or achieve profitability;

•	an inability to obtain the capital necessary to fund our operations and research and development activities;

•	if we raise additional capital it may be on terms that result in substantial dilution to our existing shareholders;

•	success, timing and expenses of our collaboration efforts with Intrexon and expected clinical trials;

•	a failure to expand our research activities with Intrexon relating to lantibiotics for infectious diseases or for oral mucositis;

•	our inability to achieve success in our identification of homologs or the nonclinical testing of our lantibiotic product candidates;

•	We are subject to extensive and costly regulation by the Food and Drug Administration, which must approve our product candidates in development and could restrict or delay the future commercialization of certain of our product candidates.;

•	a failure of our product candidates to be demonstrably safe and effective;

•	a failure to obtain regulatory approval for our products or to comply with ongoing regulatory requirements;

•	a lack of acceptance of our product candidates in the marketplace;

•	we may be unable to achieve commercial viability and acceptance of our proposed product candidates;

•	we may be unable to successfully operate internationally;

•	we may be unable to improve upon, protect and/or enforce our intellectual property;

•	we may be unable to enter into strategic collaborations or partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or maintain strategic collaborations or partnerships;

•	a failure by us to become or remain profitable;

•	a loss of any of our key scientists or management personnel;

•	we may be adversely impacted by any significant broad-based financial crises and its impact on consumers, retailers and equity and debt markets as well as our inability to obtain required additional funding to conduct our business;

•	we are subject to significant competition.; and

•	as a public company, we must implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization to satisfy reporting requirements, which add to our costs and require additional management time and resources.

This prospectus and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the dates that such statements are made.

For more information on the uncertainty of forward-looking statements, see “Risk Factors” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and any applicable prospectus supplement.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereunder for our ongoing clinical development of lantibiotics, clinical trials of our oral mucositis product candidate, AG013 and for general corporate purposes, including research and development activities for our other product candidates and any future product candidates that we may develop or acquire, as well as for general and administrative costs. In addition, we may use a portion of the net proceeds for licensing or acquiring intellectual property to incorporate into our products and product candidates or our research and development programs. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so.

The amounts and timing of our actual expenditures will depend on numerous factors, including our development and commercialization efforts, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. We intend to use all available cash and liquid assets in the operation and growth of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms that are included in our amended and restated articles of incorporation (as amended) and our bylaws (as amended) as well as the specific agreements such descriptions relate to. This summary is qualified in its entirety by the specific terms and provisions contained in our restated articles of incorporation, bylaws and the specific agreements described herein, copies of which we have filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Overview

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, without par value. As of August 22, 2016, there were 49,114,219 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Authorized but Unissued Capital Stock

Florida law does not require shareholder approval for any issuance of authorized shares other than in connection with certain mergers to which we may be a party. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Approval of an amendment of our articles of incorporation, a merger, a share exchange, a sale of all our property or dissolution must be approved by a majority of all votes entitled to be cast. Such votes may be cast in person or by proxy as provided in Article I Section 8 of our bylaws.

Distributions

Our Board of Directors, subject to any restrictions contained in (i) the Florida Business Corporation Act, or FBCA; or (ii) our amended and restated articles of incorporation, as amended, or Articles of Incorporation, may make distributions upon our securities. Distributions may be paid in cash, in property, or in our securities.

We have not declared or paid any distributions on our common stock. We presently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not have plans to pay any dividends in the foreseeable future.

Other Rights

Upon our liquidation, dissolution or winding-up, after payment in full of our liabilities and the amounts required to be paid to holders of any outstanding shares of preferred stock, if any, all holders of our common stock will be entitled to receive a pro rata distribution of all of our assets and funds legally available for distribution.

No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or any of our other securities.

Preferred Stock

Our Board of Directors has the authority, without action by our shareholders, to designate and issue up to 20,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. We do not have any shares of preferred stock either designated or outstanding. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our shareholders.

The Board of Directors’ authority to issue preferred stock without shareholder approval could make it more difficult for a third-party to acquire control of our company, and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Options and Warrants

As of the date of this prospectus there were 175,584 shares of common stock issuable upon exercise of warrants to investors, 1,797,698 shares issuable upon exercise of options outstanding and an additional 124,840 shares available for option grants under our 2012 Equity Incentive Plan. The issuance of shares of our common stock under our 2012 Equity Incentive Plan is covered by Form S-8 registration statements we filed with the Securities and Exchange Commission, or SEC, and upon exercise of the options, such shares may be resold into the market. We have also issued shares of common stock and warrants in connection with previous private placements. Such shares are available for resale as well as certain of the shares of common stock issuable upon exercise of the warrants. We have also issued shares of our common stock in the private placement and financing transaction, which are deemed to be “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, or Securities Act, and such shares may be resold pursuant to the provisions of Rule 144. For example, on June 30, 2016 we issued 9,045,679 restricted shares of our common stock to the KFLP, Intrexon and our Chairman as part of a private placement. The resale of shares acquired from us in private transactions could cause our stock price to decline significantly.

Contingent Share Issuance-Intrexon

On June 5, 2012, pursuant to the Stock Issuance Agreement between the Company and Intrexon Corporation (“Intrexon”), we issued to Intrexon 4,392,425 shares of our common stock as a technology access fee, in consideration for the execution and delivery of the Exclusive Channel Collaboration Agreement we simultaneously entered into with Intrexon.

Under the Stock Issuance Agreement, we also agreed to make certain payments to Intrexon upon our achievement of designated milestones in the form of shares of our Common Stock or at our option make a cash payment to Intrexon (based upon the fair market value of the shares otherwise required to be issued). The milestone events and amounts payable are as follows: (i) filing of the first Investigational New Drug application with the U.S. Food and Drug Administration that number of shares of common stock equal to the number of shares of common stock comprising 1.0% of the Base Shares ; (ii) upon the dosing of the first patient in the first Phase 2 clinical study, that number of shares equal to the number of shares of common stock comprising 1.5% of the Base Shares; (iii) upon the dosing of the first patient in the first Phase 3 clinical study, that number of shares of common stock equal to the number of shares of common stock comprising 2% of the Base Shares; (iv) upon the filing of the first New Drug Application (“NDA”) or Biologics License Application (“BLA”) with the U.S. Food and Drug Administration for a Company Product, or alternatively the filing of the first equivalent regulatory filing with a foreign regulatory agency, that number of shares of common stock equal to the number of shares of common stock comprising 2.5% of the Base Shares; and (v) upon the granting of the first regulatory approval of an Oragenics Product, that number of shares of common stock (equal to the number of shares of common stock comprising 3% of the Base Shares.

Base Shares is defined in the Stock Issuance Agreement to mean (i) the number of shares of our common stock together with any securities or instruments convertible or exercisable for shares of common stock issued and outstanding at the time of the relevant Milestone Event, (ii) minus any shares issuable upon conversion of capital inducement securities. Capital Inducement Securities is defined in the Stock Issuance Agreement to mean warrants or other convertible securities of the Company issued to investors in connection with a debt or equity investment in the Company that are issued in addition to the primary investment securities and in an amount not to exceed 10% of the overall number of shares issued in the investment (on an as-converted to common stock basis).

On June 9, 2015, we entered into an ECC with Intrexon and Actobiotics, a wholly-owned subsidiary of Intrexon, through which we intend to research, develop and commercialize products, including the continued development and commercialization of AG013, for use in the treatment of oral mucositis in humans and/or the administration to humans of a trefoil factor via genetically modified bacteria (including L. lactis) for the treatment of diseases and conditions of the oral cavity, throat, and esophagus, but, in any case, excluding the delivery of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer (collectively, the “Program”). Contemporaneously with the ECC, we and Intrexon also entered into a Stock Issuance Agreement (the “SIA”) which authorized the issuance of the Technology Access Fee and the future stock issuance of our Common Stock to Intrexon upon the achievement of designated milestones. We issued a Convertible Note in the amount of $5,000,000 as payment of the technology access fee associated with the Oral Mucositis ECC which was payable, at our option, in cash or shares of our common stock.

Under the SIA, we also agreed to make certain payments to Intrexon upon our achievement of designated milestones in the form of shares of our Common Stock (based upon the fair market value of the shares otherwise required to be issued) unless the issuance of such shares would reasonably likely cause Intrexon to consolidate our financial statements with Intrexon’s financial statements, or at our option make a cash payment to Intrexon. The Commercialization Milestone Events and amounts payable are as follows:

(i)	two million United States dollars ($2,000,000) within thirty (30) days of the first instance of the achievement of the Phase 2 Milestone Event meaning the first dosing of a patient by or on our behalf, or our Affiliate or permitted sublicensee, in a Phase 2 clinical trial, whether such occurs in the United States of America under the jurisdiction of the FDA or elsewhere under the jurisdiction of a foreign regulatory agency, for each different Oragenics Product;

(ii)	five million United States dollars ($5,000,000) within thirty (30) days of the first instance of the achievement of the Phase 2b/3 Milestone Event meaning meeting of the primary endpoint by or on our behalf, or our Affiliate or permitted sublicensee of Oragenics, in a Phase 3 clinical trial, whether such occurs in the United States of America under the jurisdiction of the FDA or elsewhere under the jurisdiction of a foreign regulatory agency, for each different Oragenics Product;

(iii)	five million United States dollars ($5,000,000) within thirty (30) days of the first instance of the achievement of the Regulatory Approval Application Milestone Event for each different Oragenics Product which Regulatory Approval Application Milestone Event meaning for a given Oragenics Product, the first to occur of (a) the filing by us, our Affiliate, or a permitted sublicensee thereof, of a FDA New Drug Application or a Biologics License Application with the FDA seeking approval of such Oragenics Product, or (b) the filing of an equivalent approval or marketing application for such Oragenics Product with an equivalent regulatory authority in a foreign jurisdiction;

(iv)	ten million United States dollars ($10,000,000) within thirty (30) days of the first instance of the achievement of the Approval Milestone Event for each different Oragenics Product which Approval Milestone Event meaning the first to occur of (a) the First Commercial Sale of an Oragenics Product anywhere in the Territory, or (b) 90th day after the approval of a FDA New Drug Application for an Oragenics Product by the FDA or equivalent regulatory action in a foreign jurisdiction;

(v)	We shall pay Intrexon a milestone payment of five million United States dollars ($5,000,000) within thirty (30) days of the first instance of the achievement of the New Indication Milestone Event meaning the filing by or on our behalf, our Affiliate, or a permitted sublicensee a Supplemental FDA Application with the FDA or with another equivalent regulatory agency seeking approval of an indication for use of the product AG013 other than the current regulatory-approved indication; and

(vi)	We shall pay Intrexon a milestone payment of five million United States dollars ($5,000,000) within thirty (30) days of the first instance of the achievement of the New Product Milestone Event meaning the filing of a regulatory package filed with the FDA or with another equivalent regulatory agency by or on our behalf, our Affiliate, or a permitted sublicensee, that is deemed (according to relevant FDA guideline) to be a different drug product than AG013.

Equity Participation Right-Intrexon

Pursuant to the Stock issuance Agreement, Intrexon was also entitled, at its election, to participate in future securities offerings by us that constitute “qualified financings” and purchase securities equal to 30% of the number of shares of common stock or other securities sold in such offering (exclusive of Intrexon’s purchase). For this purpose, a “qualified financing” means a sale of common stock or equity securities convertible into common stock in a public or private offering, raising gross proceeds of at least $1,000,000, where the sale of shares is either registered under the Securities Act of 1933, as amended, at the time of issuance or we agree to register the resale of such shares. Intrexon waived their right to participate in the July 2012 and June 2016 Private Placements.

Registration Rights

Intrexon Corporation. Pursuant to the Stock Issuance Agreement, we granted certain registration rights to Intrexon. The registration rights consisted of “piggyback registration” rights which permit Intrexon to participate in any firm commitment underwritten offering of securities by us, subject to underwriter cutbacks and lockups. In addition, we are precluded from granting registration rights in connection with a private placement unless (i) all shares held by Intrexon are, at the time of such private placement, included on a registration statement, or (ii) we agree, in connection with such private placement, to grant Intrexon the right to include on the registration statement a number of Intrexon’s Company shares equal to one half of the number of shares to be registered on behalf of the other holders or prospective holders. Intrexon waived its registration rights in connection with the Company’s July 2012 and June 2016 Private Placements.

Certain Anti-Takeover Provisions

Florida Law

We are not subject to the statutory anti-takeover provisions under Florida law because in our articles of incorporation we have specifically elected to opt out of both the “control-share acquisitions” (F.S. 607.0902) and the “affiliated transactions” (F.S. 607.0901) statutes. Since these anti-takeover statutes do not apply to a corporation that has specifically elected to opt out of such provisions we would not be able to invoke the protection of such statutes in the event of a hostile takeover attempt.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws contain provisions that could have an anti-takeover effect. These provisions include

•	authorization of the issuance of “blank check” preferred stock that could be issued by our Board of Directors without shareholder approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror;

•	the ability of the Board of Directors to amend the bylaws without shareholder approval;

•	vacancies on our board may only be filled by the remaining Directors and not our shareholders; and

•	requirements that only our Board, our President or holders of more than 10% of our shares can call a special meeting of shareholders.

These provisions in our articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which shareholders might otherwise receive a premium for their shares over their current prices. Such provisions could also limit the ability of shareholders to approve transactions that shareholders may deem to be in their best interests and could adversely affect the price of our common stock.

Listing of Common Stock

Our common stock is currently listed on the NYSE MKT under the trading symbol “OGEN.”

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, telephone: (212) 509-4000.

DESCRIPTION OF WARRANTS

The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may be issued in one or more series. Warrants may be offered independently or in combination with other securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

Any warrants issued under this prospectus may be evidenced by warrant certificates. Warrants also may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following description summarizes the material terms and provisions of the warrants and is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	in the case of warrants to purchase common stock, the number of shares of common stock, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including: in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of Florida.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

Units

We may issue units consisting of any combination of our common stock and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to all of the provisions of the unit agreement and/or unit certificate, and depositary arrangements, if applicable. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the units that we may offer under this prospectus, as well as the complete unit agreement and/or unit certificate, and depositary arrangements, as applicable, that contain the terms of the units.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and/or unit certificate, and depositary arrangements, as applicable, that contain the terms of the particular series of units we are offering, and any supplemental agreements, before the issuance of such units.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Common Stock” and “Warrants” above, will apply to each unit and to each security included in each unit, respectively

PLAN OF DISTRIBUTION

We may sell the securities covered hereby from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants and subscriptions. We may sell the securities to or through underwriters or dealers, through one or more agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, dealers or agents participating in the offering, if any;

•	the purchase price of the securities sold by us to any underwriter or dealer and the net proceeds we expect to receive from the offering;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only the agents or underwriters named in each prospectus supplement will be agents or underwriters in connection with the securities offered by a prospectus supplement.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the NYSE MKT, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions or other suitable purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement and include the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. Each prospectus supplement will set forth any commissions we pay for solicitation of these contracts. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any agents or underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities. There is currently no market for any of the offered securities, other than our common stock which is listed on the on the NYSE MKT. Any common stock will be listed on the NYSE MKT but any other securities may or may not be listed on a national securities exchange. We have no current plans for listing of the, warrants on any securities exchange or quotation system; any such listing with respect to any particular warrants will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Any agents and underwriters who are qualified market makers on the NYSE MKT may engage in passive market making transactions in the securities on the NYSE MKT in accordance with Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum compensation to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Shumaker, Loop & Kendrick, LLP.

EXPERTS

The audited financial statements of Oragenics, Inc. as of December 31, 2015 and 2014, and for the two-year period ended December 31, 2015, included in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference in this prospectus have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as stated in their report dated March 30, 2016, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”). These filings contain important information which does not appear in this prospectus. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at http://www.sec.gov. You may also obtain free copies of the documents that we file with the SEC by going to the Investors section of our website, www.oragenics.com. The information provided on our website is not part of this prospectus, and therefore is not incorporated by reference.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC, excluding any portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016 and our Form 10-K/A for the year ended December 31, 2015, filed with the SEC on April 27, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 16, 2016 and for the quarter ended June 30, 2016 filed with the SEC on August 15, 2016;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 15, 2016;

•	Our Current Reports on Form 8-K, filed May 13, 2016, June 6, 2016, June 23, 2016, June 27, 2016, June 30, 2016, July 8, 2016, July 19, 2016 and August 23, 2016; and

•	The description of our common stock set forth in our registration statement on Form 8-A12B, filed April 8, 2013.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, Florida 33634

Attention: Investor Relations

Phone: (813) 276-7900

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration filing fee. All of the expenses below will be paid by us.

SEC registration fee		$3,021
FINRA filing fee	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Transfer agent and registrar fees	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*

Total	$	*

*	These fees cannot be estimated at this time as they are calculated based on the securities offered and the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Under our Bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our Bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the Florida Business Corporation Act, a Florida corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act. Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our Articles of Incorporation do not contain any such limitations. The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Under our Articles of Incorporation, no director will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The Florida Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

In our employment agreement with Michael Sullivan, our Chief Financial Officer, we agreed to indemnify each of these officers for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors or executive officers as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

The registrant maintains an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The underwriting agreement, if any, entered into with respect to an offering of securities registered hereunder will provide for indemnification by any underwriters of any offering, our directors and officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

		Incorporated by Reference
Exhibit number	Exhibit description	Form	File no.	Exhibit	Filing date	Filed herewith

3.1	Amended and Restated Articles of Incorporation	SB-2	333-100568	3.3	10/16/02

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation	8-K	001-32188	10.2	10/30/09

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation	8-K	001-32188	3.1	9/27/10

3.4	Articles of Amendment to Amended and Restated Articles of Incorporation	8-K	001-32188	3.1	09/01/11

3.5	Bylaws	SB-2	333-100568	3.2	10/16/02

3.6	First Amendment to Bylaws	8-K	001-32188	3.1	6/9/10

3.7	Second Amendment to Bylaws	8-K	001-32188	3.1	8/24/10

4.1	Specimen Stock Certificate	S-1/A	333-169031	4.0	10/05/10

4.2*	Form of Warrant

4.4*	Form of Warrant Agreement

4.5*	Form of Unit

4.6*	Form of Unit Agreement

5.1	Opinion of Shumaker, Loop & Kendrick, LLP					X

10.1	Standard Exclusive License Agreement with Sublicensing Terms between the Company and the University of Florida Research Foundation, Inc. effective June 22, 2000 (the “MU1140 License Agreement”)	SB-2	333-100568	10.5	10/16/02

10.2	First Amendment to the MU1140 License Agreement dated September 15, 2000	SB-2	333-100568	10.6	10/16/02

10.3	Second Amendment to the MU1140 License Agreement dated June 10, 2002	SB-2	333-100568	10.7	10/16/02

10.4	Third Amendment to the MU1140 License Agreement dated September 25, 2002	SB-2	333-100568	10.4	10/16/02

10.5	Fourth Amendment to the Antimicrobial Polypeptide License Agreement dated March 2003	SB-2/A-3	333-100568	10.36	4/9/03

10.6	Fifth Amendment to the Antimicrobial Polypeptide License Agreement dated April 19, 2013	8-K	001-32188	10.1	4/23/13

10.7	License Agreement by and between Oragenics Inc. and Texas A&M University System dated December 20, 2011	10-K	001-32188	10.28	4/16/12

10.8	Exclusive Channel Collaboration Agreement by and between Oragenics, Inc. and Intrexon Corporation dated as of June 5, 2012.*	8-K	001-32188	10.1	6/11/12

		Incorporated by Reference
Exhibit number	Exhibit description	Form	File no.	Exhibit	Filing date	Filed herewith

10.9	Stock Issuance Agreement by and between Oragenics, Inc. and Intrexon Corporation dated as of June 5, 2012.	8-K	001-32188	10.2	6/11/12

10.10	Exclusive Channel Collaboration Agreement by and between Oragenics, Inc. and Intrexon Corporation dated as of June 9, 2015.*	8-K	001-32188	10.1	7/11/15

10.11	Stock Purchase and Issuance Agreement by and between Oragenics, Inc. and Intrexon Corporation dated as of June 9, 2015.*	8-K	001-32188	10.2	7/11/15

10.12	Lease Agreement between the Company and Hawley-Wiggins LLC dated October 28, 2011 (13700 Progress Blvd, Alachua, FL 32615).	10-K	001-32188	10.20	4/16/12

10.13	Amendment to Lease Agreement between the Company and Hawley-Wiggins LLC dated July 13, 2014 (13700 Progress Blvd, Alachua, FL 32615).	10-Q	001-32188	10.2	8/7/14

10.14	Stock Purchase Agreement by and between the Company and Purchasers dated July 30, 2012.	8-K	001-32188	10.1	8/2/12

10.15	2012 Equity Incentive Plan.+	8-K	001-32188	4.1	10/25/12

10.16	Amended and Restated Executive Employment Agreement between the Company and Michael Sullivan dated effective January 1, 2015.+	8-K	001-32188	10.1	2/25/15

10.17	Executive Employment Agreement between the Company and Martin Handfield dated May 11, 2010.+	10-Q	001-32188	10.16	11/14/11

10.18	Executive Employment Agreement between the Company and Albert Fosmoe dated effective January 1, 2015.+	8-K	001-32188	10.2	2/25/15

10.19	Form of Placement Agent Warrant.	8-K	001-32188	10-3	8/2/12

10.20	Form of Employee Stock Option Agreement.+	10-K	001-32188	10.26	3/26/13

10.21	Form of Consultant Stock Option Agreement.+	10-K	001-32188	10.27	3/26/13

10.22	Form of Notice of Grant of Stock Options and Stock Option Award Agreement (Employee). +	8-K	001-32188	10.1	3/18/15

10.23	Form of Notice of Grant of Stock Options and Stock Option Award Agreement (Directors). +	8-K	001-32188	10.2	3/18/15

10.24	Form of Director Restricted Stock Award Agreement. +	8-K	001-32188	10.3	3/18/15

10.25	Executive Employment Agreement for Dr. Alan Joslyn+	8-K	001-32188	10.1	6/6/16

10.26	Asset Purchase Agreement	8-K	001-32188	10.1	6/23/16

10.27	Transition Services Agreement	8-K	001-32188	10.3	6/27/16

10.28	Sublease	8-K	001-32188	10.4	6/27/16

10.29	Stock Purchase Agreement	8-K	001-32188	10.1	6/30/16

10.30	Unsecured Promissory Note	8-K	001-32188	10.2	6/30/16

10.31	Amendment No. 1 to the Exclusive Channel Collaboration Agreement between Oragenics, Inc. and Intrexon Corporation dated July 21, 2016.	10-Q	001-32188	10.9	8/15/16

Incorporated by Reference
Exhibit number	Exhibit description	Form	File no.	Exhibit	Filing date	Filed herewith

23.1	Consent of Mayer Hoffman McCann P.C., an independent public accounting firm.					X

23.2	Consent of Shumaker, Loop & Kendrick, LLP (included as part of Exhibit 5.1)					X

24.1	Powers of Attorney (included on signature page).					X

*	To be filed by amendment or by a Current Report on Form 8-K and incorporated by reference herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any to the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offing of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Act”), in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on August 25, 2016.

ORAGENICS, INC.

By:	/s/ Alan Joslyn
Alan Joslyn,
Chief Executive Officer, and Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Joslyn and Michael Sullivan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on August 25, 2016.

Signature	Title

/s/ Alan Joslyn Alan Joslyn	Principal Executive Officer, Chief Executive Officer and Director

/s/ Michael Sullivan Michael Sullivan	Principal Financial Officer, Chief Financial Officer (Principal Accounting Officer)

/s/ Frederick W. Telling Frederick W. Telling	Chairman and Director

/s/ Robert C. Koski Robert C. Koski	Director

/s/ Charles L. Pope Charles L. Pope	Director

/s/ Alan W. Dunton Alan W. Dunton	Director